EXHIBIT 3

RESTATED ARTICLES OF INCORPORATION
For use by Domestic Profit Corporations
(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:

1.	The present name of the corporation is:
Genesis Net Lease Realty, Inc.

2.	The identification number assigned by the Bureau is:	517-982
3.	All former names of the corporation are:
Genesis Net Lease Realty, Inc.
4.	The date of filing the original Articles of Incorporation was:	September 28, 1998

The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation:
ARTICLE I
The name of the corporation is:
Gen-Net Lease Income Trust, Inc.
ARTICLE II
The purpose or purposes for which the corporation is formed are:

To engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan. Entity will comply with provisions of IRS Code to obtain special tax treatment as a REIT.
ARTICLE III
The total authorized shares:
Common shares	10,000,000	Preferred shares	zero

A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:
as described in Article VIII

ARTICLE IV
1.	The address of the registered office is:
	200 East Big Beaver Road Troy	,	Michigan	48083
	(Street Address) (City)			(Zip Code)
2.	The mailing address of the registered office, if different than above:
	P.O. Drawer 427 Grosse Ile	,	Michigan	48138
	(Street Address) (City)			(Zip Code)
3.	The name of the resident agent is:	Jerry D. Bringard

ARTICLE V (Optional. Delete if not applicable)

When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

ARTICLE VI (Optional. Delete if not applicable)

Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents, dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing.

ARTICLE VII (Additional provisions, if any, may be inserted here; attach additional pages if needed.)

        See Attached Pages

5.	COMPLETE SECTION (a) IF THE RESTATED ARTICLES WERE ADOPTED BY THE UNANIMOUS CONSENT OF THE INCORPORATOR(S) BEFORE THE FIRST MEETING OF THE BOARD OF DIRECTORS; OTHERWISE, COMPLETE SECTION (b). DO NOT COMPLETE BOTH.
a.
Those Restated Articles of Incorporation were duly adopted on the day of , in accordance with the provisions of Section 842 of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors.
Signed this day of , .

(Signatures of Incorporators; Type or Print Name Under Each Signature)
	b.	/x/	These Restated Articles of Incorporation were duly adopted on the 24th day of August, 2001 in accordance with the provisions of Section 642 of the Act and; (check one of the following)
/ /
were duly adopted by the Board of Directors without a vote of the shareholders. These Restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Articles of Incorporation as heretofore amended and there is no material discrepancy between those provisions and the provisions of these Restated Articles.
		/ /	were duly adopted by the shareholders. The necessary number of shares as required by statute were voted in favor of these Restated Articles.
/ /
were duly adopted by the written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation).
		/x/	were duly adopted by the written consent of all the shareholders entitled to vote in accordance with section 407(2) of the Act.
Signed this 24th day of August, 2001
By	/s/ Jerry D. Bringard (Signature of an authorized officer or agent)
Jerry D. Bringard (Type or Print Name)